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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4/A

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	MYERS, GREGORY		SYMANTEC CORPORATION (SYMC)
	SYMANTEC CORPORATION 20330 STEVENS CREEK BLVD.	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			JANUARY 24, 2003					JANUARY 21, 2003
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	CUPERTINO, CA 95014 (City) (State) (Zip)		☐	Director	☐	10% Owner		☑ Form filed by One Reporting Person
			☑	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				SENIOR VICE PRESIDENT AND CFO

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	COMMON STOCK		1/21/03				M			4,217	A	27.8125

	COMMON STOCK		1/21/03				M			27291	A	17.2813

	COMMON STOCK		1/21/03				M			2,326	A	7.00

	COMMON STOCK		1/21/03				M			1,166	A	9.6250

	COMMON STOCK		1/21/03				S			4,217	D	45.9000

	COMMON STOCK		1/21/03				S			10,000	D	45.8700

	COMMON STOCK		1/21/03				S			6,508	D	45.8300

	COMMON STOCK		1/21/03				S			5,000	D	45.8600

	COMMON STOCK		1/21/03				S			5,783	D	45.9000

	COMMON STOCK		1/21/03				S			2,326	D	45.8300

	COMMON STOCK		1/21/03				S			1,166	D	45.83		16,857		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	OPTION TO BUY STOCK		27.8125		1/21/03				M				D

	OPTION TO BUY STOCK		17.2813		1/21/03				M				D

	OPTION TO BUY STOCK		7.000		1/21/03				M				D

	OPTION TO BUY STOCK		9.6250		1/21/03				M				D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

				COMMON	4,217

				COMMON	27,291

				COMMON	2,326

				COMMON	1,166				269,787		D

Explanation of Responses:

M- EXERCISE OR CONVERSION OF DERIVATIVE SECURITY EXEMPTED PURSUANT TO RULE 16b3 (SAMEDAY SALE OF 35,000 OPTION/SHARES)

S--OPEN MARKET OR PRIVATE SALE OF NON-DERIVATIVE OR DERIVATIVE SECURITY

/s/ GREGORY MYERS	JANUARY 24, 2003
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instructions 6 for procedure.